UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  December 16, 2005

InfoNow Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	00-19813	04-3083360
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

1875 Lawrence Street, Suite 1100, Denver, CO 80202

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code:  303-293-0212

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On December 16, 2005, InfoNow Corporation (the “Company”) received a notice from The Nasdaq Stock Market indicating that the Nasdaq Listing Qualifications Panel (the “Panel”) denied the Company’s request for continued listing on the Nasdaq SmallCap Market.  The Panel determined to delist the Company’s common stock from the Nasdaq SmallCap Market effective at the opening of business on Tuesday, December 20, 2005, for failure to comply with Nasdaq Marketplace Rule 4310(c)(4) (the “Minimum Bid Price Rule”).  The Minimum Bid Price Rule requires that the bid price of the Company’s common stock remain above $1.00 for continued inclusion on the Nasdaq SmallCap Market.

This decision by the Panel follows a December 1, 2005 hearing regarding the Nasdaq staff’s delisting determination dated November 2, 2005.  The Company does not intend to appeal the determination of the Panel.

When the Company’s stock is delisted, the Company expects that its common stock will trade in the “Pink Sheets” and/or on the OTC Bulletin Board; however, the Company’s stock may not be eligible to trade in the “Pink Sheets” and/or on the OTC Bulletin Board immediately.  The Company’s stock may become eligible if one or more market makers makes application to register in and quote the Company’s common stock in accordance with SEC Rule 15c2-11 and such application is cleared.  Only a market maker, not the Company, may file the required application.  There can be no assurance that such an application will be made and cleared or that the Company’s common stock will be eligible for trading or quotation on any alternative exchange or market.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INFONOW CORPORATION

Date:	December 19, 2005	By:	/s/ James Medina
		Name:	James Medina
		Title:	Interim Chief Financial Officer